For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


            FIRST KEYSTONE ANNOUNCES 18.5% INCREASE IN
                      THIRD QUARTER EARNINGS

Berwick, Pennsylvania   October 29, 2003 - First Keystone
Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,834,000 for the quarter ending September 30, 2003, as compared to $1,548,000 for the third quarter of 2002, an increase of 18.5%. For the nine months ending September 30, 2003, net income was $5,469,000 as compared to $4,939,000 for the first nine months of 2002, an increase of 10.7%.

Earnings per share increased to $1.85 for the nine months ending September 30, 2003, an increase of 11.4% over the $1.66 reported in the first nine months of 2002. Annualized return on assets and return on equity were 1.54% and 14.41%, respectively, for the first nine months ending September 30, 2003.

The increase in net income for the nine months ending September
30, 2003, was largely the result of a 63.5% increase in non interest income over 2002 since net interest income actually declined slightly by $85,000 or 0.8% in the first nine months of 2003. The $970,000 increase in non-interest income to $2,498,000 as of September 30, 2003, was the result of an increase in service charges on deposit accounts, an increase in cash surrender value of bank owned life insurance, and an increase in investment security gains.

Total assets increased to $478,544,000 as of September 30, 2003, an increase of 10.1% over 2002. Total deposits increased to $352,471,000, an increase of 7.8% over 2002. Equity capital remained very strong at $49,960,000 as of September 30, 2003.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


                              - 6 -